EXHIBIT 99

                   AMEX APPROVED DIGITAL POWER'S RECOVERY PLAN

     FREMONT, California, on July 5, 2005, Digital Power Corporation ("Digital Power") (Amex: DPW) announced the American Stock Exchange (the "AMEX") approved Digital Power's recovery plan to regain compliance with AMEX's continued listing standards. Digital Power's common stock will continue uninterrupted trading on the AMEX. The targeted completion date of the plan is November 3, 2006.

     Digital Power can achieve compliance by either establishing and maintaining profitability or increasing its shareholders' equity to $4,000,000. Listing is being continued pursuant to an extension of time to regain compliance with continued listing standards. During the plan period, Digital Power will be subject to periodic review to determine whether it is making progress consistent with the plan. If Digital Power is not in compliance with the listing standards by November 3, 2006 or fails the periodic reviews, the AMEX will likely initiate delisting proceedings.

     Commenting, Jonathan Wax, President and CEO of Digital Power stated, "We are very pleased with the approval by the AMEX of our plan, which continues to reaffirm our strategy and efforts to move Digital Power in a positive direction. We have every intention of maintaining our AMEX listing and are committed to support our shareholders."

     Digital Power designs, develops, manufactures, markets and sells switching power supplies to industrial, telecommunication, data communication, medical and military industries. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California 94538-3158; phone number (510) 657-2635.

     The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that Digital Power will be able to lower its production costs and market conditions are improving in Digital Power's industry. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.